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                                                                      EXHIBIT 99



                                                          CONTACT: MARC ROWLAND,
                                                         CHIEF FINANCIAL OFFICER
                                                                  (405) 879-9232

FOR IMMEDIATE RELEASE                             TOM PRICE, JR.,VICE PRESIDENT-
JUNE 14, 2000                                              CORPORATE DEVELOPMENT
                                                                  (405) 879-9257


                          CHESAPEAKE ENERGY CORPORATION
                      ANNOUNCES THREE MID-CONTINENT NATURAL
                              GAS RESERVE PURCHASES

                    CHESAPEAKE CONTINUES ACQUIRING LONG-LIVED
            MID-CONTINENT NATURAL GAS RESERVES AT ATTRACTIVE PRICES,
             MOST RECENT ACQUISITIONS ARE IN OKLAHOMA'S ARKOMA BASIN


OKLAHOMA CITY, OKLAHOMA - JUNE 14, 2000 - Chesapeake Energy Corporation (CHK:NYSE) today announced that during the past several weeks it has acquired estimated proved reserves of 33 billion cubic feet of natural gas (bcf) in Oklahoma's Arkoma Basin in three transactions for total consideration of $22 million. The reserves were acquired for $0.67 per thousand cubic feet of natural gas (mcf), are 100% natural gas, have a reserves-to-production index of over nine years and at unescalated prices of $2.50 per mcf and $3.50 per mcf have estimated PV-10 values of $29.8 million and $48.3 million, respectively. The properties are contiguous to or near Chesapeake's existing base of operations in eastern Oklahoma and have numerous drilling opportunities associated with them. The company plans an active drilling program on these assets during the remainder of 2000 and in the years ahead. Chesapeake funded the purchases from cash on hand.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 1999 and the report filed on Form 10-Q for the quarter ended March 31, 2000.

Chesapeake Energy Corporation is one of the 15 largest independent natural gas producers in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and property acquisitions in the Mid-Continent region of the United States. The company's Internet address is www.chkenergy.com.